Exhibit 99.1

PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT

To: KENNETH TINDALL

This SUBSCRIPTION AGREEMENT (hereby referred to as the "Agreement") is entered into and made by and between Kenneth Tindall, located at 4 Fall Park Court, Leeds LS13 2LP, United Kingdom (hereby referred to as the "Subscriber") and MEDIES, located at 4 Fall Park Court, Leeds LS13 2LP, United Kingdom (hereby referred to as the "Company"), on February 8, 2022.

The Company has been formed as a corporation under the state laws of Wyoming by filing its MEDIES certificate with the Secretary of State in Wyoming.

The existing managers and members of the Company have laid out their respective duties, obligations, and rights associated with the Company in the company Bylaws.

The Subscriber wishes to subscribe for 4,000,000 of shares (hereby referred to as the "Shares") of the stock of the Company at the subscription price of $0.0001 per share. The Company wishes to issue a company stock to the Subscriber in the form of 4,000,000 shares; for the total amount of $400.

Both parties of this agreement intend that this subscription will be made pursuant to appropriate exemptions from prospectus, registration, and/or similar requirements of notices, rules, orders, legislation, and policies of all jurisdictions that apply to the Agreement.

1. Subscription for Units

1.1  Consideration: in exchange for the sale and issuance of the Shares from the Company, the Subscriber agrees to make an initial capital contribution to the Company as set forth in the Agreement.

1.2  Agreement to Purchase and Sell: The Subscriber agrees to purchase and the Company agrees to sell and issue to the Subscriber, the number of Shares set forth in the Agreement. The purchase and sale is subject to the terms and conditions listed in this Agreement.

2. Warranties and Representation of the Subscriber

2.1  Access: Subscriber agrees that all documents and records pertaining to the investment have been given to the Subscriber and his counsel and/or accountants for review. The Subscriber also acknowledges that he has had the opportunity to obtain additional information and verify the accuracy of all documents and ask questions of and receive answers from the Company representative. In evaluating this investment, the Subscriber only relied on the documents and questions/answers listed above.

2.2  No Conflicts: This Agreement does not violate any terms of any material restriction in other contracts or commitments of any character or kind to which the Subscriber is bound or a subscriber.

2.3  Sophistication: Subscriber has a sufficient degree of knowledge, experience, and sophistication in business and financial matters that makes him capable of evaluating the risks and merits of acquiring the Shares.

2.4  Restrictions on Transfer: Subscriber agrees that he will not transfer or sell the Shares other than in accordance with SEC rules and regulations No public market exists for the Shares, nor can the Shares be liquidated easily. Because the Shares have not been registered with the Securities Act or applicable state securities laws, any resale may create liability on the Subscriber's part. Subscriber agrees not to pledge, assign, transfer, sell, or otherwise dispose of Shares unless registered under the Securities Act or state securities laws, or an opinion of counsel agreed upon by the Company is given that registration is not required.

2.5  Risk of Loss: Subscriber can bear the economic risks of an investment in the Company and sustain a complete loss of the investment. Subscriber is aware of and understands all risks associated to the purchase of the Shares. Subscriber has adequate means and net worth of providing for current needs, having no need for liquidity in this investment.

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2.6  Brokers: No broker, intermediary, or finder has been paid or entitled to a commission or fee from or by Subscriber in relation to Shares, nor is the Subscriber entitled to or will accept any such commission.

2.7  Confidentiality: The Subscriber agrees to keep any non-public information relating to the Company confidential that he may acquire pursuant to this Agreement. The Company can impose a confidentiality obligation on persons in connection with any information shared from sources other than the Company.

2.8  Indemnification: The Subscriber acknowledges his understanding of the meaning and legal consequences of the warranties and representations in this Agreement. He agrees to hold harmless and indemnify the Company and its affiliates, including members, managers, agents, employees, and associates, against and from any and all damage, liability, and loss arising out of a breach of warranty, acknowledgment, or representation of the Subscriber or his failure to fulfill any obligation contained in this Agreement or any other document completed as part of the sale of Shares. The Subscriber does not waive any rights granted under state or federal securities laws.

2.9  Survival: All warranties and representations of the Subscriber shall survive the closing. The Subscriber warrants and represents that the acknowledgments, representations, and warranties set forth in the Agreement are true and accurate as of the date signed and the closing. If in any respect, warranties, representations, and/or acknowledgments are not accurate prior to the closing, the Subscriber will give immediate written notice to the Company.

3. Closing

3.1  Rejection: The Company may, at any time before closing, choose not to accept the subscription of the Subscriber. If the Company does not accept the subscription, in whole or in part, the Company will refund all funds to the Subscriber in connection with the rejection.

3.2  Closing date: The purchase and sale closing for the Shares shall occur at a place, time, and date designated by the Company, but will not occur more than 30 days after this Agreement is executed.

3.3  Failure of closing: If closing of the purchase and sale does not occur, the Company shall have no liability to the Subscriber for its failure to close or failure to issue the Shares to the Subscriber.

3.4  Subscription irrevocable: The subscription is irrevocable on the Subscriber's part, except as provided under any applicable federal and state securities laws.

3.5  Default: If the Subscriber does not perform his obligations within five (5) days after receipt of a notice from the Company, the Company may refuse to issue Shares to the Subscriber (if failure occurs before the closing) or reverse all title, rights, and interest in the Company (if failure occurs after the closing).

4. General

4.1  This Agreement is binding on the successors and permitted assigns of parties within it.

The representations and warranties made in this Agreement are accurate and true as of the date hereof and will still be accurate and true as of the Subscriber's payment date to the Company, upon acceptance by the Company of the Subscriber's subscription.

Agreed to and accepted:

SUBSCRIBER

/s/ Kenneth Tindall, February 08, 2022

4 Fall Park Court, Leeds LS13 2LP, United Kingdom

MEDIES

/s/ Kenneth Tindall, CEO

4 Fall Park Court, Leeds LS13 2LP, United Kingdom

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